Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus dated February 28, 2025, included in this Post-Effective Amendment No. 130 to the Registration Statement (Form N-1A, File No. 033-79858) of Investment Managers Series Trust III (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 26, 2024, with respect to the consolidated financial statements and consolidated financial highlights of Credit Suisse Managed Futures Strategy Fund and Credit Suisse Multialternative Strategy Fund (two of the funds constituting Credit Suisse Opportunity Funds), included in the Certified Shareholder Report of Registered Management Investment Companies (Form N-CSR) for the year ended October 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 26, 2025